Exhibit 10.1

UNITED TECHNOLOGIES CORPORATION
MERGER SEVERANCE FOR CORPORATE OFFICE EXECUTIVES
AND OTHER KEY EMPLOYEES

SECTION 1
PURPOSE OF THE PLAN

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of United Technologies Corporation (the “Company”) recognizes that the proposed merger (the “Merger”) of a subsidiary of the Company with Raytheon Company (“Raytheon”) creates uncertainty that may result in the loss or distraction of employees of the Company to the detriment of the Company and its shareholders.
The Compensation Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Compensation Committee also believes that when the Merger is imminent, or is occurring, the Board of Directors of the Company should be able to receive and rely on disinterested service from employees in the best interests of the Company and its shareholders without concern that employees might be distracted or influenced by the personal uncertainties and risks created by the Merger.
Therefore, in order to fulfill the above purposes, this United Technologies Corporation Merger Severance Plan for Corporate Office Executives and Other Key Employees (this “Plan”) has been developed and is hereby adopted to become effective as of the date on which the Merger closes (the “Effective Date”). If the Agreement and Plan of Merger between the Company and Raytheon relating to the Merger is terminated for any reason without the occurrence of the Merger, then this Plan shall be null and void ab initio.
SECTION 2
DEFINITIONS

Certain terms used herein have the definitions given to them in the first place in which they are used. As used herein, the following words and phrases shall have the following respective meanings:
2.1    “Affiliated Entity” shall mean any entity controlled by, controlling or under common control with the Company.

2.2    “Annual Base Salary” shall mean the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of the Affiliated Entities at the rate in effect immediately prior to the Effective Date, or, if higher, immediately prior to the Date of Termination (disregarding any reduction thereto that is a basis for the Participant’s termination for Good Reason).

2.3    “Benefit Continuation Period” shall mean the period of twelve (12) months from the Date of Termination.

2.4    “Carrier” shall mean Carrier Solutions Corporation.

2.5    “Cause” shall mean any of the events specified in clauses (i) through (v) of the “Cause” definition in the Company’s 2018 Long-Term Incentive Plan, as in effect on the Effective Date.

2.6    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7    “Corporate Office Executive” shall mean an executive (i.e., job grades E5 (including Executive Leadership Group (“ELG”) members), E4, E3, E2 and E1) of the Company or an Affiliated Entity (other than Otis and Carrier and their respective subsidiaries) who is (a) on U.S. payroll and primarily provides services in the United States and (b) in a position (i) designated as a “corporate office” position by the Company or (ii) assigned to the UTC Research Center, in each case, as of immediately prior to the Effective Date.

2.8    “Date of Termination” shall mean the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination (subject to the notice and cure periods specified in the definition of “Good Reason”).

2.9    “Disability” shall have the meaning given to such term in the Company’s 2018 Long-Term Incentive Plan, as in effect on the Effective Date.

2.10    “Good Reason” shall mean the occurrence of any of the following without the Participant’s prior written consent during the two-year period following the Effective Date:

(a)a material diminution in the Participant’s duties, authority, or responsibilities from those in effect immediately prior to the Effective Date, as determined by the Plan Administrator in good faith and in its sole discretion (excluding any such diminution that is made in connection with, or otherwise results from, the distribution by the Company to its shareholders of all of the outstanding shares of Otis or Carrier, including any internal restructuring in anticipation thereof);

(b)a reduction of the Participant’s annual rate of base salary from that in effect immediately prior to the Effective Date (or, if higher, that in effect any time thereafter);

(c)a reduction in the Participant’s target annual bonus opportunity (expressed as a dollar amount equal to target bonus percentage multiplied by base salary) of 15% or greater from that in effect immediately prior to the Effective Date (or, if higher, that in effect at any time thereafter);

(d)a material diminution in the Participant’s annual long-term incentive compensation opportunity, based on the Company’s established practices and procedures for granting long-term incentive awards as in effect prior to the Effective Date, as determined by rules established by the Plan Administrator prior to the Effective Date for the purpose of assessing a claim of material diminution;

(e)in the case of each Tier 2 Participant and, solely to the extent provided by the applicable Participation Notice, a Tier 3 Participant, a change in the Participant’s principal place of employment to a location that (i) is more than fifty (50) miles from the location in effect immediately prior to the Effective Date and (ii) results in an increase in the Participant’s commute from his or her principal personal residence as of immediately prior to the Effective Date by more than twenty-five (25) miles; or

(f)any other action or event specified in the Participant’s Participation Notice.

In order to invoke a termination for Good Reason, the Participant must provide a Notice of Termination to the Company within ninety (90) days following the initial existence of an event or condition that the Participant believes constitutes Good Reason, describing such event or circumstance in reasonable detail, and, if the Company does not cure such event or condition within ninety (90) days following its receipt of such Notice of Termination (the “Cure Period”), the Participant’s termination of employment must occur, if at all, within thirty (30) days from the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides notice to the Participant that it does not intend to cure such event or condition. The Participant’s mental or physical incapacity following the occurrence of a condition or event described above in clauses (a) through (f) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.
2.11    “Multiple” shall mean:

(a)    for Tier 1 Participants, two (2) (or, if such Tier 1 Participant was party to a Senior Executive Severance Agreement that is superseded by this Plan, three (3));

(b)    for Tier 2 Participants, one and one-half (1.5); or

(c)    for Tier 3 Participants, a multiple greater than, or equal to, one (1) and less than, or equal to, two (2) that is determined by the Plan Administrator or the Company’s Chief Executive Officer and set forth in the Tier 3 Participant’s Participation Notice.

2.12    “Notice of Termination” shall mean a notice in writing (including an email communication) delivered to the other party during the two (2)-year period immediately following the Effective Date that (a)  indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than one hundred and twenty (120) days after the date of the written notice, in the case of a termination by the Participant; it being understood that the Company may, at its election, designate an earlier Date of Termination). The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

2.13     “Other Key Employee” each employee of the Company or an Affiliated Entity who has been designated by the Chief Executive Officer of the Company as an “Other Key Employee” eligible to participate in this Plan, which designation has been documented in a Participation Notice setting forth the employee’s Multiple for purposes of this Plan.

2.14    “Otis” shall mean Otis Worldwide Corporation.

2.15    “Participant” shall mean each Corporate Office Executive and each Other Key Employee, excluding:

(a)    except as otherwise provided in a Participation Notice, any individual who, prior to the Effective Date, was offered, through a written offer letter, a position with Otis or Carrier, or a subsidiary thereof, the terms of which offer did not meet the definition of “Good Reason”;

(b)     any individual who has received a formal communication (whether before or after the Effective Date), consistent with the Company’s usual practice for employee transfers, of such individual’s transfer to a position in a jurisdiction outside of the United States, the terms of which position do not meet the definition of “Good Reason”; and

(c)     any individual who has received a formal communication (whether before or after the Effective Date), consistent with the Company’s usual practice for employee transfers, of such individual’s transfer to a position at a Company business unit that is not designated as a “corporate office” position and that is not assigned to the UTC Research Center, the terms of which position do not meet the definition of “Good Reason”; and

(d)    the Company’s Chief Executive Officer as of immediately prior to the Effective Date.

2.16    “Participation Notice” shall mean a notice substantially in the form attached hereto as Exhibit A delivered by the Company to a Participant.

2.17    “Plan Administrator” shall mean the Company’s Chief Executive Officer or his or her duly authorized designee or designees; provided that with respect to each Participant who is an executive officer or ELG member of the Company as of immediately prior to the Effective Date, the Plan Administrator shall be the Compensation Committee of the Board.

2.18    “Qualifying Termination” shall mean any termination of a Participant’s employment during the two (2)-year period beginning on the Effective Date, by the Participant for Good Reason or by the Company other than for Cause, death or Disability; it being understood that to constitute a Qualifying Termination, the Notice of Termination must be provided prior to the expiration of such period and the Date of Termination may occur outside of such period.

2.19    “Target Annual Bonus” shall mean the Participant’s target annual bonus opportunity pursuant to the Company’s applicable annual bonus plan in effect immediately prior to the Effective Date, or, if higher, immediately prior to the Date of Termination (disregarding any reduction thereto that is a basis of the Participant’s termination for Good Reason).

2.20    “Tier 1 Participant” shall mean each Participant who holds a position in job grade E5 (including ELG members), E4 or E3, as of immediately prior to the Date of Termination (or immediately prior to a reduction in job grade that is a basis for the Participant’s termination for Good Reason).

2.21    “Tier 2 Participant” shall mean each Participant who holds a position in job grade E2 or E1 as of immediately prior to the Date of Termination (or immediately prior to a reduction in job grade that is a basis for the Participant’s termination for Good Reason).

2.23    “Tier 3 Participant” shall mean each Participant who is an Other Key Employee.

SECTION 3
SEPARATION BENEFITS

3.1    Qualifying Termination. If a Participant experiences a Qualifying Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 8:

(a)    a lump sum payment in cash, subject to (other than in the case of the Accrued Obligations and Other Benefits) the Participant’s execution and nonrevocation of a General Release of Claims and Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit B, payable as soon as practicable following the date on which such agreement becomes effective and irrevocable and in any event no later than the seventieth (70th) following the Date of Termination, equal to the aggregate of the following amounts:

(i)    the sum of (A) the Participant’s accrued Annual Base Salary through the Date of Termination, (B) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Date of Termination, and (C) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); provided that, notwithstanding the foregoing, in the case of clauses (A) and (B), if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (A) or (B) above, then for all purposes of this Section 3 (including, without limitation, Section 3.1(a)(ii)), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clauses (A) or (B), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);
(ii)    the product of (A) the Target Annual Bonus and (B) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs from the first (1st) day of such fiscal year to and including the Date of Termination, and the denominator of which is the total number of days in such fiscal year, reduced by any annual bonus payment to which the Participant has been paid or is otherwise entitled, in each case, for the same period of service, and subject to any applicable deferral election on the same basis as set forth in the proviso to Section 3.1(a)(i); and

(iii)    the amount equal to the product of (A) the Multiple and (B) the sum of (1) the Participant’s Annual Base Salary and (2) the Participant’s Target Annual Bonus.

(b)    Healthcare Benefits. For the Benefit Continuation Period, the Company shall continue to provide to the Participant (and the Participant’s dependents who were covered by healthcare benefit coverage pursuant to a plan sponsored by the Company or an Affiliated Entity as of immediately prior to the Date of Termination, if any (the “eligible dependents”)), without any requirement for the Participant (or the eligible dependents) to pay a monthly premium, healthcare benefit coverage (including medical, prescription, dental, vision, basic life, and employee assistance program coverage and, for Participants who are ELG members, annual executive physicals) at least equal to the coverage that would have been provided to the Participant (and the Participant’s eligible dependents, if any) if the Participant had continued employment with the Company during the Benefit Continuation Period; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive any of the types of healthcare benefits under another employer-provided plan, the healthcare benefit coverage that is duplicative of the type of coverage provided hereunder shall cease. The Participant shall promptly notify the Company that the Participant has become eligible to receive healthcare benefits under another employer-provided plan. The period for providing continuation coverage under the group health plans of the Company and the Affiliated Entities as described in Section 4980B of the Code (i.e., “COBRA” continuation benefits), if applicable, shall commence upon the expiration of the Benefits Continuation Period (or, if earlier, upon the cessation of the healthcare benefits coverage provided hereunder). For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree benefits pursuant to any applicable plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Benefit Continuation Period and to have retired on the last day of such period.

(c)    Outplacement Services. The Company shall, at its expense, provide the Participant with outplacement services for a period of twelve (12) months following the Date of Termination, the scope and provider of which shall be determined by the Company.

(d)    Financial Planning Services. The Company shall, at its expense as incurred, provide the Participant with continuation of financial planning services for a period of twelve (12) months following the Date of Termination, if the Participant is eligible for this benefit immediately prior to the Effective Date, the scope and provider of which shall be determined by the Participant in the Participant’s discretion, provided that the aggregate cost of such services shall not exceed the maximum cost of such services available to the Participant as of immediately prior to the Effective Date (i.e., $16,000 for Participants who are ELG members and $14,000 for Participants who are other E5 executives).

(e)    Accelerated Vesting of Equity Awards. Unvested Company equity awards held by the Participant shall become fully vested as of the Date of Termination, provided, however, that the vesting of performance-based awards such as performance share units will remain subject to the achievement of the applicable performance goals, determined in the ordinary course following the applicable performance period. Each vested Company equity award held by the Participant as of the Date of Termination that is in the form of a stock option or stock appreciation right (including any such award that became vested pursuant to the preceding sentence) shall remain exercisable until the expiration of its full original term, and each other vested award shall be settled at the earliest time that settlement may occur without causing the imposition of an accelerated or additional tax or penalties under Section 409A of the Code (and, in the case of any award that was subject to a performance-based vesting condition as of the Date of Termination, no earlier than the date on which the actual level of achievement of the applicable performance goals is determined after the end of the applicable performance period).

(f)    Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice, or contract or agreement of the Company and the Affiliated Entities, including amounts credited to the Participant’s account under the Company Deferred Compensation Plan, as amended, or any successor plan, and, if the Participant participates in the Employee Scholar Program as of immediately prior to the Date of Termination, up to 12 months of continued participation in such program in accordance with its terms (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

SECTION 4
NONDUPLICATION; NO OFFSET; ENTIRE UNDERSTANDING

4.1    Nonduplication of Payments and Benefits. The amount of the payment under Section 3.1(a)(iii) of this Plan will be offset and reduced by the full amount and/or value, as determined by the Plan Administrator in its sole discretion, of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant may separately be entitled to receive from the Company or any Affiliated Entity based on any employment agreement or other contractual obligation (whether individual or union/works council) or statutory scheme. If a Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the severance payment under Section 3.1(a)(iii) of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN, and the Benefits Continuation Period shall be reduced for any period of benefits continuation or pay in lieu thereof provided to Participant due to the application of WARN.

4.2    No Offset or Mitigation. Except as otherwise expressly provided in Section 4.1 or as specifically provided in the General Release of Claims and Restrictive Covenant Agreement, the Company’s obligation to provide the payments and benefits under this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and, except as provided in Section 3.1(b) regarding healthcare benefits, no payments or benefits received from other employment shall serve to mitigate the payments and benefits hereunder.

4.3    Entire Understanding.

(a)    This Plan constitutes the entire understanding between the Company and each Participant as of the Effective Date relating to the severance payments or benefits to be paid or provided to the Participant by the Company upon a termination of employment that occurs on, or within two years after, the Effective Date, and supersedes all prior agreements and understandings with respect to the subject matter of this Plan during such period, except that the terms and conditions of Company equity awards shall continue in full force and effect and shall be supplemented by the additional benefits provided by Section 3.1(e). Each Participant’s eligibility to receive severance payments or benefits under this Plan during the two-year period following the Effective Date shall preclude the Participant from claiming severance benefits under any other contractual arrangement with the Company or any Affiliated Entity during such period, including without limitation any ELG agreement.

(b)    Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of the Affiliated Entities shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan, with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Entities, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Entities or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

SECTION 5
AMENDMENT AND TERMINATION

This Plan may be terminated or amended in any respect by resolution adopted by the Compensation Committee; provided that this Plan may not be terminated or amended after the Effective Date in any manner that would adversely affect the rights of any Participant hereunder without such Participant’s prior written consent.
SECTION 6
PLAN ADMINISTRATION

6.1    General. The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan, to modify the provisions of this Plan, or the General Release of Claims and Restrictive Covenant Agreement, as applied to any Participant providing services outside of the United States to the extent necessary or appropriate in order to comply with any applicable legal or regulatory provisions and otherwise to carry out the intent and purpose of this Plan, and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. All decisions, interpretations and other actions of the Plan Administrator shall be final, conclusive and binding on all parties who have an interest in this Plan. In the event of a civil action challenging any Plan Administrator decision, the standard of review shall be deferential rather than de novo and the Plan Administrator’s decisions may be overturned only if deemed unreasonable, arbitrary or capricious.

6.2    ERISA. This Plan (a) shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (b) shall be administered in a manner that complies with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are applicable to top-hat plans.

6.3    Claims Procedure.

(a)    Initial Claims.  A Participant who believes that such Participant is entitled to a payment under this Plan that has not been received may submit a written claim for benefits under this Plan within sixty (60) days after the Participant’s Date of Termination. If the Participant’s claim is denied, in whole or in part, such Participant will be furnished with written notice of the denial within ninety (90) days after the Plan Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case the decision period may be extended by up to an additional ninety (90) days. If such an extension of time is necessary, written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90)-day period and will describe the circumstances requiring the extension and the date by which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(i)the reason or reasons for the denial of the Participant’s claim;

(ii)references to the Plan provisions on which the denial of the Participant’s claim was based;

(iii)a description of any additional information or material required by the Plan Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)a description of this Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)    Appeal of Denied Claims.  If the Participant’s claim is denied, the Participant (or the Participant’s authorized representative) may file a request for review of the claim in writing with the Plan Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.

(i)    Such request for review may include any comments, documents, records and other information relating to the Participant’s claim for benefits.

(ii)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to the Participant’s claim for benefits.

(iii)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to the Participant’s claim, without regard to whether such information was submitted or considered in the initial denial of the Participant’s claim.

(c)    Plan Administrator’s Response to Appeal.  The Plan Administrator will notify the Participant of its decision within sixty (60) days after the Plan Administrator’s receipt of the Participant’s written claim for review; provided that the Plan Administrator may extend the review period by up to sixty (60) additional days, if the Plan Administrator notifies the Participant in writing of the need for an extension (and the reason therefor) before the end of the initial sixty (60)-day period. If the Plan Administrator makes an adverse decision on appeal, the Plan Administrator shall communicate its decision in a writing that includes:

(i)    the reason or reasons for the denial of the Participant’s appeal;

(ii)    reference to the Plan provisions on which the denial of the Participant’s appeal is based;

(iii)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, this Plan and all documents, records and other information relevant to the Participant’s claim for benefits; and

(iv)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

(d)    Exhaustion of Administrative Remedies.  The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

(i)    no claimant shall be permitted to commence any arbitration or legal action to recover benefits or to enforce or clarify rights under this Plan or under any provision of law until these claims procedures have been exhausted in their entirety;

(ii)    failure to submit a claim, appeal or any required information by the applicable deadline under these claims procedures shall result in forfeiture of the benefits being claimed;
(iii)    in any civil action, arbitration or other agreed upon dispute resolution procedure, all explicit and implicit determinations by the Plan Administrator (including, but not limited to, interpretation of disputed plan terms, factual findings, and determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law and shall be overturned only if deemed unreasonable, arbitrary or capricious; and

(iv)    no legal action or arbitration may be commenced by the Participant later than one hundred eighty (180) days subsequent to the date of the written response of the Plan Administrator to a Participant’s request for review pursuant to Section 6.3(c).

6.4    Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss or damage (including the payment of expenses in connection with defense against such claims) arising from any good faith action, or failure to act, by the Plan Administrator in connection with this Plan.

SECTION 7
SUCCESSORS; ASSIGNMENTS

7.1    Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.

7.2    Assignment of Rights. It is a condition of this Plan, and of all rights of each person eligible to receive benefits under this Plan, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

SECTION 8
SECTION 409A OF THE CODE

8.1    General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

8.2    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (a) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least thirty (30) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.3    Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six (6)-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) because of such Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the Delayed Payment Date.

SECTION 9
MISCELLANEOUS

9.1    Controlling Law. To the extent not preempted by ERISA, this Plan shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Connecticut to be applied. In furtherance of the foregoing, the internal laws of the State of Connecticut will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9.2    Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

9.3    Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

9.4    Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

9.5    Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.

9.6    Notices. Any notice or other communication required to be delivered to the Company by a Participant hereunder (including, without limitation, any claim submitted by a Participant pursuant to Section 6 and the Plan Administrator’s response thereto) shall be properly delivered to the Company when delivered by electronic mail to the United Technologies Corporation Total Rewards Department:

Attention: Corporate Vice President, Total Rewards
Email Address: utccompben@utc.com
Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally, by placing said notice in the U.S. mail, registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company, or by sending said notice to the Participant’s Company email address prior to the Date of Termination and thereafter to the email address provided by the Participant to the Company.
9.7    Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.

Exhibit A

FORM OF PARTICIPATION NOTICE
Designation of Merger Severance Plan Participation

Name of Participant: ____________________________
Date: __________________________
The Company recently adopted the United Technologies Corporation Merger Severance Plan for Corporate Office Executives and Other Key Employees (the “Plan”). [You have been designated as an Other Key Employee eligible to participate in the Plan.]
Capitalized terms used and not otherwise defined in this notice shall have the meanings given to such terms in the Plan.
Your eligibility to receive severance payments and benefits under the Plan during the two-year period following the Effective Date shall preclude you from claiming severance payments or benefits under any other contractual arrangement with the Company or any Affiliated Entity during such period, including without limitation any ELG agreement.
[You are hereby designated as a Tier 3 Participant with a Multiple of [•].]
[For purposes of your participation in the Plan, the definition of “Good Reason” shall include the occurrence of the following without your prior consent: a change in your principal place of employment to a location that (a) is more than fifty (50) miles from the location in effect immediately prior to the Effective Date and (b) results in an increase in your commute from your principal personal residence as of immediately prior to the Effective Date by more than twenty-five (25) miles.]

United Technologies Corporation
By:________________________
Name:
Title:

Exhibit B
GENERAL RELEASE OF CLAIMS AND
RESTRICTIVE COVENANT AGREEMENT

THIS GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into between [•] (“Employee”) and United Technologies Corporation (the “Company”) as of [•]. Capitalized terms used and not defined herein shall have the meanings provided in the United Technologies Corporation Merger Severance Plan for the Corporate Office Executives and Other Key Employees (the “Plan”). The entering into and non-revocation of this Agreement is a condition to Employee’s right to receive the severance payments and benefits under Section 3.1 of the Plan (other than the Accrued Obligations and Other Benefits).
Accordingly, Employee and the Company agree as follows:

1.	Release of Claims.

(a)Employee Release of Claims. Employee, for Employee, Employee’s heirs, administrators, representatives, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its Affiliated Entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, successors and assigns, and all persons acting by, through or under or in concert with any of them, from all actions, damages, losses, costs and claims of any and every kind and nature whatsoever, at law or in equity, whether absolute or contingent, up to and including the date of this Agreement, arising from or relating to Employee’s employment with, or termination of employment from, the Company and its Affiliated Entities, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; and any other federal, state or local laws or regulations prohibiting employment discrimination. This Agreement specifically excludes (i) Employee’s right to receive the amounts and benefits under the Plan and to enforce the terms of this Agreement, (ii) Employee’s rights to vested amounts and benefits under any employee benefit plan of the Company or its Affiliated Entities, (iii) any claims arising after the date hereof, and (iv) any claim or right Employee may have to indemnification or coverage under the Company’s or any of its Affiliated Entities’ respective bylaws or directors’ and officers’ insurance policies or any agreement to which Employee is a party or a third-party beneficiary. To the maximum extent permitted by law, Employee agrees that Employee has not filed, nor will Employee ever file, a lawsuit asserting any claims that are released by this Agreement, or to accept any benefit from any lawsuit that might be filed by another person or governmental entity based in whole or in part on any event, act, or omission that is the subject of the release contained in this Agreement.

(b)EEOC. The parties agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission to enforce ADEA and other laws. Employee agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by Employee or on Employee’s behalf with respect to any claims released in this Agreement.

(c)Section 1542 of the California Civil Code. The parties hereto expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(d) Employee Acknowledgment. Employee shall take any action requested by the Company to ensure Employee’s removal and termination, with effect from the Date of Termination, from all offices, directorships, board or committee memberships and fiduciary capacities in which Employee served at the Company and its Affiliated Entities.

2.	Restrictive Covenants.

(a)    Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of the Company and its Affiliated Entities all secret or confidential information, knowledge, or data relating to the Company and its Affiliated Entities and businesses, which information, knowledge or data shall have been obtained by Employee during Employee’s employment by the Company or its Affiliated Entities and which information, knowledge or data shall not be or become public knowledge (other than by acts by Employee or representatives of Employee in violation of this Agreement) (collectively, “Confidential Information”), and Employee agrees not to provide such Confidential Information, directly or indirectly, to any third party; provided that any information that: (i) is lawfully received by Employee from any third party without restriction on disclosure or use, or (ii) is required to be disclosed by law, shall not be deemed to be Confidential Information for purposes of this Section 2(a). Employee shall not, without the prior written consent of the Company or as may otherwise be required by law, use, communicate or divulge any such Confidential Information. Notwithstanding any other provisions of this Section 2(a), pursuant to 18 USC Section 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that is a trade secret that is made: (A) confidentially to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose such trade secret to Employee’s attorney and use the trade secret information in related court proceedings, provided that Employee files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict Employee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

(b)    Noncompetition. To further ensure the protection of the Company’s confidential information, Employee agrees that for a period of one (1) year after Employee’s Date of Termination, Employee will not accept employment with or provide services in any form to (including serving as a director, partner or founder, or entering into a consulting relationship or similar arrangements) a business that (i) competes, directly or indirectly, with any of the Company’s principal business units as of the Date of Termination; or (ii) is a material customer of or a material supplier to any of the Company’s businesses as of the Date of Termination (a “Competitive Business”); provided that, it shall not be considered a breach of this Agreement for Employee to be a passive owner of not more than 5% of the outstanding stock or other securities or interests of a corporation or other entity that is a Competitive Business, so long as Employee has no direct or indirect active participation in the business or management of such corporation or entity.

(c)    Employee and Customer Nonsolicitation. Employee agrees that for a period of two (2) years after Employee’s Date of Termination, Employee shall not, directly or indirectly: (i) solicit any individual who is, at the time of such solicitation (or was during the three (3)-month period prior to the date of such solicitation), employed by the Company or one of its Affiliated Entities with whom Employee had direct contact (other than incidental) during the two (2)‑year period prior to the Date of Termination to terminate or refrain from rendering services to the Company or its Affiliated Entities for the purpose of becoming employed by, or becoming a consultant to, any individual or entity other than the Company or its Affiliated Entities, or (ii) induce or attempt to induce any current customer, investor, supplier, licensee or other business relation of the Company or any of its Affiliated Entities with whom or which Employee had direct contact (other than incidental) during the two (2)-year period prior to the Date of Termination (“Customer”) to cease doing business with the Company or its Affiliated Entities, or in any way interfere with the relationship between any such Customer, on the one hand, and the Company or any of its Affiliated Entities, on the other hand.

(d)     Non-disparagement. Employee agrees not to disparage or defame, through any public medium (including social media) the business reputation, technology, products, practices or conduct of the Company or its Affiliated Entities or any member of the board of directors or any executive officer of the Company in their capacity as such. Nothing in this Agreement or elsewhere shall prevent Employee from making statements in confidence to an immediate family member or to an attorney for the purpose of seeking legal advice, or from making truthful statements when required by law, subpoena or the like, or in arbitration or other proceeding permitted under this Agreement and/or the Plan, as applicable.

(e)    Employee Acknowledgment. Employee acknowledges that Employee’s agreement to comply with the covenants in this Section 2 is in consideration for the payments and benefits to be received by Employee under Section 3.1 of the Plan. Employee understands that the covenants in this Section 2 may limit Employee’s ability to work in a business similar to the business of the Company and its Affiliated Entities; provided, however, Employee agrees that, in light of Employee’s education, skills, abilities and financial resources, Employee shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the covenants in this Section 2, that any provisions of such covenants prevent Employee from earning a living. Employee acknowledges that the Intellectual Property Agreement between Employee and the Company, and all restrictive covenants applicable to the Participant pursuant to the Company’s 2018 Long-Term Incentive Plan or Long-Term Incentive Plan, or any schedule of terms thereunder, including any related forfeiture and recoupment provisions, will continue in full force and effect following the Date of Termination and are in addition to Employee’s obligations hereunder.

(f)    Remedies. Employee acknowledges that the Company and its Affiliated Entities would be irreparably injured by a violation of Section 2(a), (b), (c) or (d), and Employee agrees that the Company and such Affiliated Entities, in addition to any other remedies available, shall be entitled to (i) a preliminary injunction, temporary restraining order or other equivalent relief, restraining Employee from any actual or threatened material breach of any of Sections 2(a), (b), (c) or (d), or (ii) to cause the Employee to forfeit any remaining unvested Company equity awards or remaining unpaid severance payments or benefits upon any material breach of any of Sections 2(a), (b), (c) or (d).

(g)    Severability; Blue Pencil. Employee acknowledges and agrees that Employee has had the opportunity to seek advice of counsel in connection with this Agreement, and the restrictive covenants contained herein are reasonable in geographic scope, temporal duration, and in all other respects. If it is determined that any provision of this Section 2 is invalid or unenforceable, the remainder of the provisions of this Section 2 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any covenant in this Section 2 is unenforceable because of the duration or geographic scope of such covenant, then, after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and that, in its reduced form, such covenant shall be enforced.

3.	Timing for Consideration.

Employee acknowledges that the Company has specifically advised Employee of the right to seek the advice of an attorney concerning the terms and conditions of this Agreement. Employee further acknowledges that Employee has been furnished with a copy of this Agreement, and Employee has been afforded [twenty-one (21)][OR][forty-five (45)] calendar days in which to consider the terms and conditions of this Agreement. By executing this Agreement, Employee affirmatively states that Employee has had sufficient and reasonable time to review this Agreement and to consult with an attorney concerning his legal rights prior to the final execution of this Agreement. Employee further agrees that Employee has carefully read this Agreement and fully understands its terms. Employee acknowledges that Employee has entered into this Agreement, knowingly, freely and voluntarily. Employee understands that Employee may revoke this Agreement within seven (7) calendar days after signing this Agreement. Revocation of this Agreement must be made in writing and must be received by the Corporate Vice President, Total Rewards of the Company, at utccompben@utc.com, within the time period set forth above.

4.	Effectiveness of Agreement.

This Agreement shall become effective and enforceable on the eighth (8th) day following Employee’s delivery of a copy of this executed Agreement to the Company; provided Employee does not timely exercise Employee’s right of revocation as described in Section 3 above. If Employee fails to timely sign and deliver this Agreement or timely revokes this Agreement, this Agreement will be without force or effect, and Employee shall not be entitled to the payments or benefits described in Section 3.1 of the Plan (other than the Accrued Obligations and Other Benefits).

5.	Miscellaneous.

(a)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Connecticut to be applied. In furtherance of the foregoing, the internal laws of the State of Connecticut will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b)    Severability. The provisions of this Agreement and obligations of the parties are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

(c)    Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

(d)    Dispute Resolution. Except with respect to claims for breach of the obligations under Section 2 of this Agreement, for which the Company may seek enforcement in any court having competent jurisdiction at its election, any dispute arising between the Company and Employee with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration in Hartford, Connecticut, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision of the arbitrator shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrator and the parties; and shall be rendered within sixty (60) days following the arbitrator being impaneled. Costs and expenses of the arbitration shall be borne by the Company regardless of the outcome, and each party shall be responsible for its own attorneys’ fees and expenses. The arbitrator shall be selected in accordance with the rules of the American Arbitration Association.

(e)    Assignment. Without the prior written consent of Employee, this Agreement shall not be assignable by the Company. This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

[Signature Page Follows.]

ACKNOWLEDGED AND AGREED BY:

Date: _______________________        ____________________________________________
[Employee Name]

UNITED TECHNOLOGIES CORPORATION

By: ________________________________
Name:
Title:

[Signature Page]